Exhibit 99.1

AGREEMENT

between

EL DORADO CHEMICAL COMPANY

and

UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION

ON BEHALF OF LOCAL 13-434

Effective: August 1, 2013

EL DORADO CHEMICAL COMPANY

El Dorado, Arkansas

i

EXHIBIT “B”	WAGE RATES AND CLASSIFICATIONS	36

	SHIFT DIFFERENTIAL	37

	CLOTHING ALLOWANCE	37

	EMERGENCY SQUAD PREMIUM	37

ARTICLE XXX	THREE JOB CONSOLIDATION POLICY	37

EXTRA CREW		40

PREAMBLE

Articles of Agreement between EL DORADO CHEMICAL COMPANY (hereinafter referred to as “Company”) and UNITED STEELWORKERS INTERNATIONAL UNION ON BEHALF OF LOCAL 13-434 (hereinafter referred to as “Union”), whom the Company recognizes as the exclusive bargaining agency for all production, chemical, and operating employees included in the bargaining unit at its chemical plant located North of El Dorado, Arkansas, for the purposes of pay, wages, and other conditions of employment. There is excepted from the bargaining unit described all Maintenance employees not otherwise described within the Preamble, guards, shipping attendants, janitors and common laborers, office and clerical employees, non-working Foremen, and all supervisory employees.

Our future success and security requires that we foster a plant culture which underscores the importance of teamwork and focuses on customer satisfaction, methods improvement, demands mutual respect and promotes high morale. We must be prepared to meet the needs of changing circumstances and seize opportunities provided. The Company, the Union and all employees are committed to doing so.

We appreciate qualities and values such as pride in what we do, taking ownership of responsibility, dedication, cooperation, efficiency and optimism. Everyone who depends upon EDC recognizes the importance of creating and maintaining a safe and clean workplace and wants a plant which promotes fair treatment, quality work, and productive, profitable and efficient operations. We each accept and share the responsibility to do our parts to make that happen.

ARTICLE I

TERM OF AGREEMENT

This Agreement shall remain in full force and effect for a period beginning at 12:01 a.m., August 1, 2013, and ending at 12:00 Midnight, July 31, 2018. At reasonable times after June 1, 2018, the parties will meet for the purpose of negotiating a new contract to be effective for the period commencing after 12:01 a.m., August 1, 2018.

ARTICLE II

MANAGEMENT RIGHTS CLAUSE

The Union expressly recognizes that the Company has the exclusive responsibility for and authority over (whether or not the same was exercised heretofore) the management, operation and maintenance of its facilities and, in furtherance thereof, has, subject to the terms of this Agreement, the right to determine policy affecting the selection, hiring, and training of employees; to direct the work force and to schedule work; to institute and enforce reasonable rules of conduct, to assure discipline, and efficient operation; to determine what work is to be done, what is to be produced and by what means; to determine the quality and quantity of workmanship; to determine the size and composition of the work force; to determine the allocation and assignment of work to employees; to determine the location of business, including the establishment of new locations or departments, divisions, or subdivisions thereof; to arrange for work to be done by other companies or other divisions of the Company; to alter, combine, or eliminate any classification, operation, service or department; to sell, merge, or discontinue the business or any phase thereof; provided, however, in the exercise of these prerogatives, none of the specific provisions of the Agreement shall be abridged.

The Company will not use the vehicle of subcontracting for the sole purpose of laying off employees or reducing the number of hours available to them.

ARTICLE III

RIGHT TO ARBITRATE

All grievances and disputes as to classifications, hours of work, and other working conditions, arising between the Company and the employees shall be governed in manner of settlement by the terms of this Agreement. Whenever any grievance or dispute arises which cannot be otherwise adjusted, the parties hereto agree that the same shall be decided in the manner provided for in Article IV. Only a matter concerning the interpretation or application of a provision of this Agreement shall be the subject of arbitration.

ARTICLE IV

GRIEVANCE PROCEDURE AND ARBITRATION

Section 1.

Grievances shall be limited to matters concerning the provisions of the Agreement. A “grievance,” as that term is used in this contract, means a claim by an employee, or the Union, that a term of this contract has been violated. All time limits in the first, second, third, and fourth steps listed below shall be to “working days” which shall be interpreted to include only Monday through Friday, but shall not include holidays. Time limits specified herein may be extended by mutual written agreement of the parties in unusual cases.

The Company agrees to investigate situations which may warrant discipline promptly after it learns of the situation. It also commits to administer any discipline warranted within 10 working days after it completes its investigation and assesses relevant facts. If its factual determination and decision whether/how to discipline cannot be completed within 10 working days of the completion of its investigation, the Union will be advised of the need for a reasonable extension of time within which the Company expects to complete the process. The Union’s agreement to extend this time will not be unreasonably withheld.

First Step

The aggrieved employee, and/or his Steward, shall verbally discuss the grievance with his team leader. If the team leader’s verbal reply is not satisfactory, the employee and/or his Steward shall submit the grievance in writing to his team leader. No grievance shall be considered unless it is filed within fifteen (15) days after the occurrence of the event complained of. The team leader to whom the grievance is submitted in writing shall provide his written reply within fifteen (15) days after receipt of the grievance.

Within five (5) days after the receipt of the written decision of the team leader, the Steward shall notify the team leader as to whether his decision is satisfactory.

Second Step

If the written decision of the team leader is not satisfactory, the Chief Steward shall submit the grievance in writing, within ten (10) days, to the head of the department in which the grievance arose. The Department Head shall give his reply in writing within fifteen (15) days after receipt of the grievance.

Within five (5) days after the receipt of the written decision of the department head, the Chief Steward shall notify the department head as to whether the decision is satisfactory.

Third Step

If the decision of the appropriate department head is not satisfactory, it shall be submitted in writing, within ten (10) days, to the General Manager, who shall then have ten (10) days after receipt of the grievance in which to render his decision.

Within ten (10) days after receipt of the written decision of the General Manager, the Workers Committee shall notify the General Manager, in writing, as to whether his decision is satisfactory.

Fourth Step

If the procedure is not adjusted satisfactorily through the procedure hereinbefore mentioned, the matter may be referred to an arbitrator. If the Union desires to submit such grievance to an impartial arbitrator (providing the grievance is one which does not involve matters on which arbitration is specifically prohibited under the terms of this Agreement, and which the Company and the Union have mutually agreed to submit to arbitration) it must notify the other party of that fact, in writing, within thirty (30) days after the date the General Manager, or other duly authorized representative, advised the Workers Committee of his decision.

The Union and the Company shall make written application to the Federal Mediation and Conciliation Service requesting a seven-name arbitrator panel from which the parties shall select an arbitrator. The parties shall alternately each strike three names, one at a time. After striking, the remaining name shall act as Arbitrator. It is understood that, starting with the first arbitration case following the date of the execution of this Agreement, the Union shall strike the first name. In the next case, the first name stricken will be by the Company and, alternately, the Union and the Company thereafter. Both the Company and the Union shall have the right to reject two panels submitted by the Federal Mediation and Conciliation Service.

When the Arbitrator has been selected, he shall meet for the consideration of the grievance as soon thereafter as is practical. Any such meeting of an Arbitrator shall be held in El Dorado, Arkansas, unless the parties unanimously decide otherwise.

Any such Arbitrator shall decide only the grievance submitted to him upon testimony presented to him by the Union and the Company, and shall render his decision in writing.

Except as otherwise specifically provided in this Agreement, the Arbitrator shall have no power to change the wages, hours, or conditions of employment set forth in this Agreement; he shall have no power to add to, subtract from, or modify any of the terms of this Agreement; he shall deal only with the grievance which occasioned his appointment. He will require that the Union has the burden of establishing its position on behalf of the employee, except in a discipline and/or discharge case when the burden will be on management.

The parties hereto shall comply fully with the award or decision made by any such Arbitrator, and the decision of the Arbitrator will be final and binding on both parties.

The expense of the Arbitrator shall be paid equally by the Company and the Union.

Section 2.

No provision of this Article IV, or of any other Article of this Agreement, shall deprive any employee covered by the terms of this Agreement of any rights to which he may be entitled under Section 9(a) of the Labor Management Relations Act of 1947, or any other Statute of the United States.

Section 3.

In the event a grievance arises over a discharge or layoff, the first and second steps of the grievance procedure may be bypassed.

ARTICLE V

CLASSIFICATION CHANGES

Section 1.

An employee who is to be laid off, due to reduction in the work force shall be given two (2) weeks’ notice of the date of the layoff. In the absence of such notice, the employee shall be given two (2) weeks’ pay at his rate at the time of his layoff. It is provided, however, if an employee is temporarily laid off and is reemployed within less than two (2) weeks of the date on which he was temporarily laid off, he shall be paid only a sum equal to the number of hours he would have worked during the period of the layoff on his regular schedule, multiplied by the hourly wage rate which he was earning at the time he was laid off.

Neither notice nor pay in lieu of notice referred to in this Section 3 shall be required with respect to a temporary layoff which is due to a reduction in forces caused by fire, storm, explosion, Act of God, production emergency due to manpower shortage, or by a strike of any employees of the Company at the Chemical Plant (which employees are in another bargaining unit), or by a strike of any employees of any other employer.

Section 2.

All work peculiar to any job qualification shall normally be done by employees regularly assigned to that job qualification except in cases of emergency. An employee called out or assigned to fill that vacancy will be considered regularly assigned to that job qualification. However, operating personnel in operating areas may perform any other duties and routine process control analyses related to the operation of the Unit. No arbitrary changes in present job qualifications or duties thereof will be made with the purpose or result of reducing the pay of any job qualification. Any employee who has available time over and above his normal duties shall assist other employees in his area.

When an employee’s area duties are down and there is to be no work for him at all on his shift, he may be assigned to:

1.	Fill other operating vacancies within his area.

2.	Assist in maintenance efforts anywhere in the plant.

3.	Perform yard maintenance work anywhere in the plant.

4.	Perform minor maintenance in his unit.

5.	Perform any other duties as directed by his team leader so long as it does not require the performance of an immoral or unsafe act.

(Under this condition, an employee may be notified to change shifts and, if so notified at least twenty-four (24) hours or more in advance of the beginning of his new shift, will not be entitled to pay in lieu of short notice under Article VII of the current agreement.)

When an employee’s assignment is down only part of the shift, he may be assigned to:

1.	Assist in maintenance efforts in his unit.

2.	Perform yard maintenance work in his unit.

3.	Perform minor maintenance in his unit.

4.	Perform any other duties as directed by his team leader so long as it does not require the performance of an immoral or unsafe act.

An Operating Department employee shall perform minor maintenance functions while his unit is operating if he has time available over and above his primary operating duties.

Section 3.

Except in cases of emergency and for training purposes, no team leader or employee not covered by this Agreement shall do any work peculiar to any job qualification covered by the bargaining unit. However, Maintenance employees may from time to time perform minor operating functions when accompanied by operating personnel. The Company shall use technical employees from time to time to make tests and inspections requiring engineering skill.

ARTICLE VI

HOURS OF WORK

Section 1.

The regular hours for work for the day shift personnel shall be eight (8) or ten (10) hours per day and forty (40) hours per work week. One and one-half (1-1/2) times the applicable hourly rate will be paid for all work in excess of eight (8) or ten (10) hours in any one day, in excess of eight (8) or ten (10) hours in succession, or forty (40) hours in any one week.

Section 2.

The following reflects the typical weekly work schedule. However, the Company reserves the right to adjust as may be necessary to address unexpected or changed operational needs. In such circumstances, the Union will be provided 24 hour notice of the schedule change, the reasons for it, and the expected length of time it will be observed.

The Day Shift begins at 7:01AM and ends at 7:00PM.

The Night Shift begins at 7:01PM and ends at 7:00AM.

Operators have three days scheduled off every other weekend. Operators are scheduled for 24 hours work in one week and 60 hours work in the following week.

The Fast Rotation, 12 Hour Shift Scheduled is as follows:

Monday OFF	Monday Nights
Tuesday OFF	Tuesday Nights
Wednesday Days	Wednesday OFF
Thursday Days	Thursday OFF
Friday OFF	Friday Days
Saturday OFF	Saturday Days
Sunday OFF	Sunday Days

Monday OFF	Monday Days
Tuesday OFF	Tuesday Days
Wednesday Nights	Wednesday OFF
Thursday Nights	Thursday OFF
Friday OFF	Friday Nights
Saturday OFF	Saturday Nights
Sunday OFF	Sunday Nights

DEFINITIONS:

1. Standard Work Day-From 7:01 AM to 7:00 AM the following day.

2. Standard Work Week-For payroll purposes, the work week extends from 7:01 AM on Monday until 7:00 AM the following Monday.

3. Base Rate-Rates as set forth in Union contract on a normal eight (8) hour working day plus shift differential, plus clothing allowance, plus emergency squad premium.

4. Regular twelve (12) Hour Schedule-Base rate adjusted downward to normal twelve (12) hour working day. Formula is 0.8695656 times base rate.

5. Regularly 12 Hour Schedule Overtime-Excess hours over eight(8) hours in a normal twelve(12) hour shift and is paid a rate of 1-1/2 times regular rate.

6. Premium Overtime- Overtime hours outside of normal twelve(12) hour shift and is paid at a rate of 1.5 times base rate for any work over eighty(80) hours in any two(2) week pay period or over twelve(12) hours in any scheduled work day.

7. In calculating hours worked each day, all time will be reported to the nearest fifteen (15) minutes time period. This formula is used to calculate time worked and not to establish working schedule.

8. Employees working twelve(12) hour shifts will alternate working day shift(7:01 AM to 7:00 PM) and night shift(7:01 PM to 7:00 AM) Employees are scheduled equally for the day and night shifts in a four (4) week period. Pay periods will remain the same.

RATES OF PAY:

1.	Premium overtime pay 1.5 times the base contract rate will be paid for all hours worked outside an employee’s regularly scheduled twelve (12) hour work day, provided the employee additionally works their regular scheduled hours. If the employee has 24 hours notice of work outside their regular schedule and not connected to their regular scheduled hours, and in the same week does not work all his regularly scheduled hours, hours worked outside their regular schedule where they were notified at least twenty-four (24) hours in advance, equal to the number of regular scheduled hours not worked will be paid at the regular rate.

2.	Nothing in the policy shall be construed to require the pyramiding of overtime pay. It is understood that continuous time worked in excess of twelve (12) hours, solely as the result of change in shift schedule, shall not be considered as overtime worked but shall be paid 1.5 times the base contract rate of pay for the first twelve (12) hours worked on such new schedule.

3.	Employees who have left the plant and are called back to perform work outside of, and not connected to their regularly scheduled hours (call out) shall receive a minimum of four (4) hours pay or work, as directed by the Company, unless they request to be excused earlier and such a request is approved by the Company.

4.	When an employee is required to commence work earlier that his regular shift, he shall be paid for all hours worked in absence of his regular starting time at the rate of 1.5 times the base contract rate of pay. (Premium Overtime)

5.	An employee who reports for work at his regular starting time shall be assigned a minimum of four (4) hours work. If not work is available, he shall received four (4) hours pay at his base rate. The above provisions shall not apply when an employee has been notified not to report to work prior to leaving for work or when there has been a previously announced plant or departmental shutdown, or in the case of Acts of God, or any other condition beyond the control of the Company.

HOLIDAYS:

1.	Holiday allowance will be eight (8) hours, ten (10) hours, twelve (12) hours pay at the base rate, whether worked or not, providing the employee is eligible in accordance with Article IX of the Agreement.

2.	An employee working on any of the holidays listed in Article 9, or day observed as such, shall be paid the eight (8) hours, ten (10) hours, twelve (12) hours holiday allowance, in addition to 1.5 times the base rate for each hour worked.

3.	Should a recognized holiday occur during an employee’s vacation, an eligible employee will receive eight (8) hours holiday pay at their base rate of pay in addition to vacation pay.

VACATION:

1.	Under the twelve (12) hour policy, vacation time is changed from weeks of vacation to hours of vacation. That is, two (2) weeks equals eighty four (84) hours, three (3) weeks equal one hundred twenty (120) hours, and four (4) weeks equals one hundred sixty eight (168) hours.

2.	After one year and through year six. A 12—hour employee will receive 84 hours’ annual vacation pay. After 12 years, he will receive 168 hours’ annual vacation pay.

3.	Vacations are to be scheduled in conformance with the work week of the employee desiring to be on vacation, subject to the provisions of the company vacation policy.

4.	Under the twelve (12) hour policy, vacation time paid cannot be considered for purposes of pay in calculating overtime.

Section 3.

Except as noted in Section 2 above, the work schedule and shift schedules which are presently in effect shall remain in full force and effect for the terms of this Agreement. Regular hours of work for laboratory shift personnel shall be determined by twelve hour shift, regular hours of work for day personnel are listed below.

Hours of work may be changed to 7:00 a.m. to 3:00 p.m. as dictated by the needs of the production or production accounting departments and will not be considered a change in shift. Laboratory personnel may be assigned to work other shifts periodically as necessary to meet the needs of the production department.

Monday 5:00 am – 3:00 pm	Monday OFF
Tuesday 5:00 am – 3:00 pm	Tuesday 5:00 am – 3:00 pm
Wednesday 5:00 am—3:00 pm	Wednesday 5:00 am – 3:00 pm
Thursday 5:00 am—3:00 pm	Thursday 5:00 am – 3:00 pm
Friday OFF	Friday 5:00 am – 3:00 pm
Saturday OFF	Saturday Days
Sunday OFF	Sunday Days

Section 4.

The payment of additional compensation for any hours worked in excess of eight (8) hours or ten (10) hours in any one day, or forty (40) hours in any one work week, shall be in satisfaction of the obligation of the Company under this Agreement. There shall be no duplicate payment for daily overtime and weekly overtime. If daily overtime is greater in any one work week, only daily overtime shall be paid, or if weekly overtime is greater in any one work week, only weekly overtime shall be paid. This section applies to day personnel only.

Section 5.

Notwithstanding any other provision of this Agreement to the contrary, no employee, except in case of emergency, shall be allowed or required to work more than sixteen (16) consecutive hours.

ARTICLE VII

CALL-OUT OVERTIME AND LOCAL NOTIFICATION

Overtime shall initially be distributed, as equitably as practicable, to employees regularly assigned within the area where the overtime is required. The Company may then offer such work to employees in other areas who are qualified.

Section 1.

Work that is required beyond the end of the shift (or end of the day) that is expected to be four (4) hours or less in duration will be performed by a holdover, whereby the overtime will be offered to the employees on duty who are qualified and eligible for the work to be performed by the amount of overtime hours listed on their overtime cards, low hours first. If the work will exceed four (4) hours, Company shall have the option of holding an employee over four (4) hours and calling a qualified oncoming employee in early to complete the overtime, or calling an employee out from the appropriate overtime cards.

An employee held over for as much as one (1) hour in a case in which his relief is not late, shall be paid a minimum of four (4) hours at straight time at his regular rate even though the full four (4) hours may not be worked. However, in the case of a holdover due to a Company meeting, individuals will be paid time and one-half (1-1/2) for hours worked.

When an employee is held over due to negligence in providing relief and proper notice has been given, the employee held over will be paid a minimum of two (2) hours at his straight-time rate.

An employee called for work outside his regular schedule shall be paid a minimum of four (4) hours at time and one-half (1-1/2) his regular rate even though the full four (4) hours may not be worked or he does not work at all.

An employee called out for work outside his regular hours will not be deprived of completing his daily schedule of hours on account of the extra hours worked on such call-out. An employee called out for work who works continuously until the beginning of his regular hours of work and continues to work the regular hours of his scheduled work shall not be considered to have had a change in shift within the meaning of Section 3 of this Article VII. Notwithstanding the fact that an employee has been called out for work, such employee shall be required to perform his regular work schedule during the remainder of the work week in which such call-out occurs unless excused by the Company.

In the event overtime distribution and/or call-out procedures do not provide the Company with sufficient qualified personnel to perform the overtime work, the Company shall have the right to assign qualified personnel, or at its option, assign the work to a salaried employee.

Section 2.

If an employee reports to work on time as scheduled, he shall be given the opportunity of working a full eight (8) hour, ten (10 hour (lab) or twelve (12) hours shift. If an employee reports to work late for a scheduled work day and arrangements have been made to have an employee work overtime in his place, the Company shall allow the employee who reported to work late to work the remainder of his regular schedule, and the employee who is working overtime due to such employee being late will be relieved of duty.

Section 3.

No employee shall lose any time from his normally scheduled workweek caused by any shift change. However, any employee who is working extra to complete his workweek may be used for filling vacancies in his area in accordance with his job qualification. The Company further agrees that each employee shall receive twenty-four (24) hours’ notice prior to any change in his shift, or in lieu thereof, the employee shall receive time and one-half (1-1/2) for the first shift worked; however, no such extra pay shall be paid when an employee’s shift is changed incident to his promotion to a higher vacancy or when he is returned to his regular assignment from an advancement. However, if an employee’s assignment is temporarily shut down and, as a result, there is no work for him on his regular assignment, he may be so notified and reassigned to fill other operating vacancies on another shift or to work with Maintenance on another shift. If the employee is so notified twenty-four (24) hours or more in advance of the beginning of his new shift, he will not be entitled to pay in lieu of short notice for shift change.

If an Operator Trainee (in order to complete his workweek) must work outside the regularly scheduled hours of a day employee, he will be assigned to work extra and may be used as a relief man for filling vacancies in the operating area in which he last worked in accordance with his job qualifications.

Section 4.

If an employee is instructed to work and does work continuously for as much as two (2) hours before or beyond his regular shift or schedule, he shall be paid a sum equivalent to thirty (30) minutes at straight-time pay in lieu of meal time.

ARTICLE VIII

SHIFT EMPLOYEE – DAY EMPLOYEE

The term “shift employee” as used herein shall be deemed to mean one who is employed for specific periods in the course of continuous operations regularly carried on during two (2) or more shifts per day, five (5) or more days a week; each other employee is a “day employee.”

ARTICLE IX

HOLIDAY PAY

Each of the following days is a holiday:

New Year’s Day

Good Friday

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day after Thanksgiving

Christmas Eve

Christmas Day

Floating Holiday

Each of the above-mentioned holidays shall be deemed to begin at 7:00 a.m. on the Holiday and end at 7:00 a.m. on the day immediately after the holiday, except when the holiday falls on Sunday, in which case those employees who are working eight (8) hour or ten (10) hour day shift will observe the holiday on the following Monday.

An employee may elect to take a personal holiday in lieu of Floating Holiday. To do so, it must be scheduled with the team leader approval not less than 14 days prior to the date requested.

Employees who are regularly scheduled to work 12 hour shifts will receive 12 hours’ pay at his straight time rate for each recognized holiday. Other employees who work on a holiday will be paid eight (8) hours’ holiday pay at his straight time rate. In addition, all employees will be paid one and one-half (1-1/2) times his straight time rate for each hour worked on the holiday.

Each employee covered by this Agreement who does not work on a particular holiday shall be paid, with respect to that holiday, a sum equal to his regular straight time for either eight (8) hours, ten (10) hours, or twelve (12) hours worked, depending upon his regular work schedule, provided that no such payment shall be made to an employee, with respect to a holiday, if such employee (a) is scheduled to work on that holiday and, without permission of the Company, fails to report for work; or (b) is on leave of absence; or (c) is on layoff; or (d) is on sick leave and has not worked or does not work at any time during the 2-week pay period in which the holiday occurs.

Holiday Pay — Employee will be off on a holiday if so notified that his services are not needed. Employees who fail to receive proper notification will receive time and one-half (1-1/2) for the first shift worked after the said holiday. Proper notification will be twenty-four (24) hours. Such notification shall not be required in the event of unit or equipment mechanical failure, fire, storm, explosion, or Act of God.

Employees will have the option, by seniority, to elect to work or leave if less than all can be excused.

Day Employees — assigned to the Operating areas — who normally work Monday through Friday, shall observe a holiday falling on Saturday the preceding Friday, and a holiday falling on Sunday the following Monday, and not report for work unless notified. However, the Christmas Eve holiday shall be observed on the last scheduled work day prior to Christmas Day holiday.

ARTICLE X

VACATIONS

Section 1.

Normal vacation accruals will be computed in accordance with the following provisions:

a)	Two weeks (80 hours) after having accrued one (1) year’s Company seniority for all employees except 12-hour employees on rotating shift – see (d) below.

b)	Three weeks (120 hours) during the calendar year after having accrued six (6) or more years’ Company seniority for all employees.

c)	Four weeks (160 hours) during the calendar year after having accrued twelve (12) or more years’ Company seniority for all employees except 12-hour employees on rotating shift – see (d) below.

d)	An employee working a 12-hour rotating shift schedule will receive 84hours’ annual vacation pay after accrual of one year Company seniority and through year six. After accrual of 12 years’ Company seniority, an employee working a 12-hour rotating shift schedule will receive 168 hours’ annual vacation pay.

In computing length of service for vacations, time spent working at the El Dorado Plant will be used.

Section 2.

Each employee must take his vacation during the calendar year in which it falls due. However, when an employee is absent from work due to authorized occupational injury or illness or personal sick leave and has not returned to work by December 31, he may, at the Company’s option, be permitted to take his vacation or receive vacation pay between January 1 and April 1 of the following year. An employee may elect to split his vacation in 40-hour periods, or he may take all his vacation in one period.

Section 3.

Vacation schedules must be prepared and submitted to the department head by March 1, if possible. Scheduling of vacations will begin immediately after November 1 each year and no employee shall be allowed more than forty-eight (48) hours after being contacted by his team leader in which to select his vacation date. Vacation preferences will be determined within an area by bargaining unit seniority. Employees who have not indicated their preference of vacation dates at the end of this 48-hour period will be assigned vacation dates by their team leader. No employee may change his vacation dates after the schedule has been prepared except with his team leader’s permission. Vacations taken before March 1 will be on a first come basis.

An employee will not be mandatory for overtime or call-out after his last scheduled work day prior to the start of his vacation and until his first scheduled shift to return to work following completion of his vacation.

If any employee is not permitted to take his vacation in the calendar year in which it is due because the Company finds it not convenient to excuse him from work, such employee shall be paid a sum equal to the sum to which he would have been entitled if he had taken his vacation within the period of time immediately preceding the end of the year which period is equal to his vacation period.

Section 4.

If an employee so requests at least five (5) days prior to the beginning vacation, the Company shall, prior to his beginning vacation, pay him in advance for all vacation being taken.

Section 5.

An employee who (a) resigns, (b) retires, (c) is laid off as part of a reduction in forces, (d) is discharged for cause, or (e) is granted a military leave under the provisions of Article XV, at a time when he has earned vacation to that date but has not taken or previously received pay in lieu of, shall be paid in lieu of any vacation he has earned to that date but has not taken nor previously received pay in lieu of.

Computation of vacation under this section will be earned at the rate of one-twelfth (1/12th) for each month from employee’s anniversary date. Sixteen (16) or more calendar days of employment in any calendar month will be considered a full month in computing vacation accruals.

Section 6.

All vacation (regardless of shift schedule) will be paid using base rate. The only exception will be for positions receiving supplemental pay (Board Operator and Day Technician.) These employees will receive vacation pay at base pay plus the supplemental pay rate only for a vacation taken when they otherwise would have been working in the position for which supplemental pay would have been paid.

Vacation will be taken in accordance with his established work schedule. If a holiday, as defined in Article IX, occurs during an employee’s vacation period, the employee will receive pay for said holiday as defined in Article IX.

In the event of the death of an employee who (as of the last day on which that employee worked) had earned but not taken a vacation, a sum of money, in lieu of such vacation, computed on the basis herein stated, shall be paid to the executor or administrator, to the surviving spouse of that employee or, if there is no such representative or surviving spouse, to the next of kin of such employee.

ARTICLE XI

SENIORITY

Subject to Article XI, Section 15, seniority shall be adhered to in vacancies within an area, shifts, and layoffs as outlined below in this Article XI, other than discharge for cause. It is understood the Company shall have the right to retain sufficient numbers of qualified personnel in such event and may assign personnel to particular shifts when required temporarily for training.

Section 1. Eligibility for Seniority.

An employee shall be first entitled to seniority when he has been continuously employed for 180 days within the bargaining unit, his seniority dating from the date of the beginning of such employment.

The Company shall have the right to layoff or discharge, without cause, any employee who has not worked in the bargaining unit a sufficient length of time to be entitled to seniority, and such action on the part of the Company shall not be the subject of a grievance on the part of the Union or the employee involved under any provision of this Agreement.

Section 2. Seniority Credits.

In applying the seniority provisions of this Agreement, each employee shall be credited with the seniority, if any, to which he is entitled as shown on the records of the Company at the time of execution of this Agreement.

Section 3. Progression Chart.

Attached hereto as Exhibit “A” and made a part hereof is a Progression Chart showing all classifications in the various areas of the Operating Department. Only those employees covered by the terms of this Agreement and included in the bargaining unit shall be entitled to exercise their seniority in their respective areas.

Section 4. Bargaining Unit and Area Seniority.

(a) Subject to the provisions of Section 1 of this Article XI, bargaining unit seniority shall be cumulative and shall be continuous from the date on which the employee enters the bargaining unit as shown on Exhibit “A” attached hereto.

(b) Subject to the provisions of Section 1 of this Article, area seniority shall be cumulative and shall be continuous from the date on which the employee enters any particular area by bidding or by assignment to a vacancy of more than ninety (90) days. In the event that two (2) or more employees have the same area seniority date, area seniority will be determined by bargaining unit seniority.

(c) In the event an employee is permanently assigned to an area by reasons of (i) shutdown, (ii) reduction in force in an area, (iii) the return of an employee to that area after an absence in excess of ninety (90) days, or (iv) the application of Section 9 of this Article, he shall continue to be considered a part of the area from which he was so transferred until he has failed to accept a vacancy in the area from which he was so transferred.

The last employee to enter an area shall be the first employee reduced from an area upon the termination of an authorized leave in the area. All other reductions from the area will be made by area seniority.

(d) If an employee in any area elects to bid to another area of the Operating Department and is the successful bidder, upon his transfer, he shall then lose his accrued seniority in the area from which he bid. Should he fail to qualify in the area to which he transferred in an agreed upon time frame, he will be transferred back to the area from which he originally bid and will lose any seniority he has accrued in the area where he failed to qualify.

Section 5. Vacancies of More Than Ninety (90) Days.

(1) Pursuant to Section 15 of this Article, when a vacancy of more than ninety (90) days occurs in any area, the vacancy will be filled by area realignment and then followed by the bidding procedure.

(2) Pursuant to Section 7(1)(a) of this Article, if there are employees not in the area who have retained seniority in the area in which the vacancy occurs, the employee with the most retained seniority shall be assigned without bidding, to the vacancy or forfeit his seniority in the area.

(3) Area seniority shall be adhered to in all shift vacancies of more than ninety (90) days within an area.

Section 6. Vacancy Posting and Bidding Procedure.

(a) The Company shall post promptly and keep posted on the appropriate bulletin board for ten (10) days the notice of any vacancy. It shall be the duty of any employee who feels himself entitled to such vacancy, based on his seniority, to file his signed bid in the manner hereinafter stated.

(b) In order to be considered valid, a bid must be signed, dated, and the original must be deposited in a locked box marked “United Steelworkers International Union (USW) Bids for Company,” and the duplicate must be deposited in a locked box marked “United Steelworkers International Union (USW) Workers Committee.” Each of said boxes will be provided at or near the main entrance gate.

(c) Immediately upon expiration of the posting period of ten (10) days, the names of all bidders will be posted on the bulletin board for a period of five (5) days. Within this 5-day period, each bidder who still wants the vacancy must sign an acceptance notice to this effect and deposit in the box marked “United Steelworkers International Union (USW) Bids for Company” and place a copy of the notice in the “United Steelworkers Union (USW) Workers Committee” box at the guard house. However, if an employee is going to be off from work for the duration of this 5-day period, he may leave his acceptance notice with the personnel department.

(d) At the end of this 5-day period, the employee with the most bargaining unit seniority who has turned in an acceptance notice will be assigned the vacancy, and he will be transferred to the new vacancy as soon as possible. The successful bidder’s seniority in the area to which he is transferred will start on the sixteenth (16th) day after the vacancy was originally posted. An employee accepting a promotion by either the area realignment or the bidding procedure to a vacancy with a higher rate of pay will not receive the higher rate of pay until qualified for the vacancy.

In cases where more than one (1) vacancy is posted, a bidder must indicate his order of preference on all vacancies he is willing to accept when he turns in his acceptance notice.

(e) In the event no one wishes to accept the posted vacancy, Company may elect to employ a qualified operator or to assign an Operator Trainee to the vacancy.

(f) Notwithstanding any other provisions of this Section 6, it is agreed that the Company shall have the right at any time during said 10-day posting mentioned above, to withdraw that posting in the event the Company decides that such vacancy need not be filled. The provisions of this paragraph will not apply to filling normal vacancies.

Section 7. Filling Vacancies of Ninety (90) Days or Less.

(1) Pursuant to Section 15 of Article XI, when a vacancy exists for a period up to and including ninety (90) days, it shall be filled by using the overtime procedure and/or temporary shift change of a qualified volunteer

(a) However, if an employee is removed from the active payroll, the vacancy caused by this action will be filled according to Section 5 of this Article on the first (1st) day after this action.

(a)(i) When overtime is required other than holdover or early call-in overtime, set forth in Section 1 of Article VII, call-outs will be made from the appropriate call-out list. Overtime call-outs may start up to forty-eight (48) hours in advance of the actual time required. Call-out lists will be maintained for Area II, Area III, Area IV, Callout will be made by starting with the individual possessing the necessary qualifications to perform the work and the lowest total of overtime hours for the year. The individual that accepts and works the overtime will be responsible for keeping the correct overtime total either on his information card or in the computer and the area team leader will have the ultimate responsibility for properly maintaining the callout system.

In the event there will be a vacancy as the result of vacation or other scheduled absence, Company may assign qualified employees to cover such absences up to seven (7) days in advance of such need. Company may also utilize hold-over and call-in, or fill such vacancy by regular call-out procedures.

If the call-out is canceled, the employee shall be offered makeup overtime. Makeup overtime is defined as: Work of the nature encountered in normal operations but not normally done on overtime. At the time the makeup overtime is offered, the employee must accept or reject the makeup overtime. Makeup overtime will be offered for a full eight (8) hour, ten (10) hour or twelve (12) hour shift.

Employees are ineligible for call-outs that interfere with previously arranged call-outs or their normal schedule.

(a)(ii) Each call-out will terminate at the end of the shift during which the work on that call-out began. An employee working a call-out, except for filling shift vacancies, will be expected to do the work for which that person was called and other operational work, excluding housekeeping work, in the area that may arise after the individual reports to work, for which that person is qualified. A call-out will end when the work for which the person was called, plus the additional operational work, is completed.

(a)(iii) An employee may, for personal reasons and after receiving approval from the team leader of that area, have his name removed from the call-out list(s). At such time as he desires, he may return his name to the appropriate call-out list. An employee who is off for sick leave or leave of absence will not be available for overtime. If that employee is off work for less than 15 working days, he will maintain the same number of hours of his last day worked. If that employee is off for more than 15 working days then he will be averaged back in by totaling the other employees overtime hours and dividing that total by the number of employees within that area.

(a)(iv) The call-out lists will be maintained under the direction of the area team leader, and it will be their responsibility to keep such records as are necessary to administer the call-out procedure.

(a)(v) Any employee who accepts an assignment outside the bargaining unit will have his name placed at the bottom of the appropriate list(s) for the duration of the assignment.

(a)(vi) An employee must have a telephone in his residence or be available at the plant in order to be eligible for a call-out.

(a)(vii) Employees will not be eligible for overtime in an operating area until they have qualified on a job in that respective area. Upon qualifying on a job in an area, a new employee will be issued an overtime card and averaged in to his respective shift.

If, at the time of each bi-monthly meeting, it is brought to the attention of the Company that an inequity exists between areas in the distribution of overtime, an attempt will be made to equalize overtime.

The above procedure may be modified by mutual agreement between the Union and the General Manager or his designated representative.

(b)(i) Any employee who has been off duty due to illness, injury, or an unauthorized leave will be required to secure permission through the Human Resources Director of the Company in order to return to work.

(b)(ii) When an employee’s shift is changed for any reason so that he will have only eight (8) or ten (10) or twelve (12) hours off between shifts, he will not be eligible to double over from the first shift, and he will not be eligible for call-out during the eight (8) or ten (10) or twelve (12) -hour interval between shifts.

(b)(iii) When a unit or piece of equipment is temporarily shut down and as a result there is no work for an employee on his regular assignment, such employee may be required to: (a) perform the duties of other assignments within his area, (b) assist in maintenance efforts anywhere in the plant, or (c) perform minor maintenance in his area. If such employee is absent from work during such temporary shutdown, the Company shall not be required to fill his position.

(b)(iv) Notwithstanding any other provisions of this Section, if notice of an employee’s absence is not reported, the employee not receiving relief will be required to work over if relief is not available; however, if said employee does not desire to work over, he may waive this work provided there are other employees on the same shift who desire to work over. The employees who are qualified on this job will be given the opportunity to work over in order of their overtime hours with low hours receiving first offer.

An employee will be required to work over only until relief can be obtained.

The same procedure will be applicable to all employees if proper notice is given that an employee will be less than three (3) hours late. Such employee will be relieved when his relief reports.

Section 8. Classifications and Shifts

(a) Each employee returning to the service of the Company or an area from an authorized leave without pay or from sick leave, or temporary shutdown of equipment of sixty (60) days or less, shall resume his duties uninterrupted service in the area from which he left on the same lettered shift, or any shift that has become vacant during his absence, and has been filled by a man younger in area seniority. Notwithstanding any other provisions of this contract upon (1) the termination of an authorized leave, or (2) the temporary shutdown of equipment of sixty (60) days or less, each employee who was promoted or changed shifts shall revert to the same classification (area), and the same lettered shift from which he moved, or any shift within his area that has become vacant during the leave or shutdown of equipment and is filled by a younger man in area seniority.

(b) Any time a new vacancy is established within an area, the employee with the most area seniority shall have the right to this vacancy if he so desires.

(c) Any new operating facility for products not now being manufactured will be filled by the bidding procedure before being transferred to any area.

(d) When employees return to an area because equipment is started up after a shutdown of more than sixty (60) days, all shifts within a classification will be chosen by area seniority.

Section 9. Reduction in Forces.

1. Any question arising pertaining to safety due to reduced personnel in any area will be subject to Article XVII, Section 2.

2. Reduction in personnel and reduction in rate can, however, result from the fact that the operation of all or part of the equipment being operated in area is shut down either permanently or temporarily.

3. Any layoff will be in accordance with Article XI. Section 13. No employee will be reduced in pay for ninety (90) calendar days because of temporary shutdown.

The Company agrees, that in the event of a reduction in force from either Area II, or Area III, on the basis of Area seniority, an effected employee must first seek to displace an employee who holds a classification of “D” Operator, on the basis of bargaining unit seniority; within the Area he is presently assigned.

In the event there is no “D” Operator in the Area from which such employee was reduced, he may then request permission to displace an employee who is classified as a “D” Operator from the production area (II or III) he was not displaced from, on the basis of Bargaining Unit Seniority.

The Company shall have the right to give priority over Bargaining Unit Seniority to an employee who seeks to displace a “D” Operator from Area II or III, which he was not displaced from, on the basis of previous qualifications in such Area.

Employees may not displace an employee from a classification wage rate higher than the employee who seeks to retain employment on the basis of Bargaining Unit Seniority.

Section 10. Status of Employees Laid Off.

The accrued seniority, both bargaining unit and area, of an employee who has been laid off through no fault of his own shall continue to exist as of the date of the layoff for the following periods:

Length of Service	Period Seniority to Exist

Less than 180 days	0

180 Days to 2 Years	Length of Previous Service

2 Years or More	2 Years

Section 11. Seniority Lists.

Seniority lists shall be complied and be kept at all times available to the Workers Committee, and the Workers Committee shall also have access to daily time reports to verify disputed seniority lists and service records.

Section 12. Seniority—Outside Assignments.

Any employee, after having established seniority under the provisions of this Agreement, who is temporarily assigned to another classification by the Company, outside of the bargaining unit, shall continue for not more than ninety (90) working days per calendar year on a cumulative basis to accrue seniority on his regular classification during such period of temporary assignment. If such employee works more than ninety (90) days per calendar year on a cumulative basis, he shall forfeit one (1) day of bargaining unit seniority for each day in excess of ninety (90) days worked outside of the bargaining unit during that calendar year.

Section 13. Layoffs and Reemployment.

The last employee hired shall be the first employee to be laid off on the basis of bargaining unit seniority. The last employee laid off shall, if he still has seniority, be the first employee rehired (notwithstanding any provisions of Section 9 of this Article).

An employee who has worked in the bargaining unit sufficiently long to be entitled to seniority in that department, and who was laid off through no fault of his own, has kept his current address on file with the Company and continues to be entitled to seniority under the terms of this contract, shall, subject to the provisions of this Section, be given first opportunity for reemployment.

If reemployment is available for any such person, the Company shall so notify him by letter (with copy of such letter to the Chairman of Workers Committee), addressed to him at his address then on file with the Company. He shall be allowed ten (10) days from the date upon which said letter was mailed, or until he no longer retains his accrued seniority as provided in Section 10 of this Article XI (whichever is the shorter period), in which to notify the Company in writing of his desire to return to work. In the event he delivers such notice, he shall be allowed ten (10) days from the date of delivery thereof to report for work; provided, however, if the employee involved is, on the date which he would otherwise be required to report for work, totally disabled to work, he shall, on or before that date, deliver to said Company a statement in writing from a licensed physician stating that he is so disabled, in which event the period within which he shall be permitted to return to work shall be extended ninety (90) days.

Section 14. New Operations and Existing Operations.

The classification to be established in any new operations and the area in which new operations will be incorporated shall be discussed with the Workers Committee not less than thirty (30) days prior to the posting of new vacancies in that area.

Section 15. Promotional Requirements.

The minimum qualifications required in order for an employee to be eligible to bid on a posted vacancy will be the ability to write and to read and comprehend written and verbal operating instructions.

Employees must train for an agreed upon period of time until he can demonstrate acceptable work by performing the job and pass both written and verbal tests. Once the employee has demonstrated they are proficient then they will be deemed qualified and promoted accordingly both in job qualification and pay increased, if applicable.

ARTICLE XII

FITNESS FOR DUTY

Section 1. Periodic Examinations

The Company requires all employees to undergo a physical examination annually. It will be conducted by a physician selected by the Company. Each employee must have the ability to perform all essential functions of the job (with or without reasonable accommodation) and meet legal standards applicable to their position. This includes but is not limited to passing a respirator exam per OSHA requirements. Employees will be paid his/her regular rate for all time associated with the examination.

Section 2.

In the case of an employee being absent from work due to illness or impairment, he/she will be required to present a certificate of fitness for duty to the Human Resources Director, signed by a licensed physician, before being re-admitted to work. This rule, however, shall not limit the right of the Company to require examination by a physician in the Company’s service in exceptional cases of recurring absence from duty.

Section 3.

Notwithstanding any of the provisions of Article II or Article IV of this Agreement, in case a dispute arises over the fitness of an employee to return to work or continue to work, a board of three (3) physicians shall be selected, one by the Company, one by the employee, and one selected by the two so named. The decision of the majority of this board shall be final and binding.

ARTICLE XIII

AUTHORIZED DEDUCTIONS

1. Union Dues.

Upon receipt of a signed authorization by an employee in the form provided herein, requesting deductions from his or her wages of his or her monthly Union dues, the Company agrees to honor such authorization according to its terms during the life of this Agreement. The form of such individual authorization shall be as follows:

“Until further notice you are hereby requested and authorized to deduct from wages due me and payable on the first regular pay day of each month, the sum equal to my monthly dues as set by, UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AND ON BEHALF OF LOCAL 13-434, for my account on or before the 15th day of the month following the calendar month for which said deductions are made.”

The Financial Secretary of Local Union 13-434 and an International Representative of the Union shall, from time to time, notify the Company in writing the amount of the monthly deduction to be made, from time to time, under this authorization.

The Company shall remit to the Union the amount so deducted on or before the 15th day of the calendar month following that for which deductions are made.

2. Political Contributions

The Company hereby agrees to honor contribution deduction authorizations from its employees who are Union members in the following form:

“I hereby authorize the Company to deduct from my pay a yearly specified sum and forward that amount to the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION ON BEHALF OF ITS LOCAL 13-434 Political Committee. This deduction should be made and remitted to the Union on the first regular pay day of February each year. This authorization is voluntarily made on the specific understanding that the signing of this authorization and the making of payments to the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION are not conditions of membership in the Union or the employment with the Company and that the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION Political Committee will use the money it receives to make political contributions and expenditures in connection with federal, state, and local elections.”

The Union agrees to indemnify the Company for any loss the Company may suffer as the result of this deduction taken by the Company from an employee’s pay to be remitted to the Union.

ARTICLE XIV

DISCIPLINE & DISCHARGE

Section 1.

An employee shall not be discharged if fully capable of continuing his duties on account of any accident unless the accident was caused by negligence, carelessness, or malicious intent of the employee.

Section 2.

The Company shall expect all of its employees to adhere to its rules and regulations.

Section 3.

The question as to whether a person who is discharged was rightfully discharged shall be a proper subject of arbitration.

The Company and the Union will share in the expenses of arbitration equally.

The parties have discussed the use of past disciplinary events of employees who commit violations of Company policies, rules, work procedures, poor work performance, negligence, errors, etc., which do not involve offenses for which the penalty is immediate discharge, and agree, that a written disciplinary record, issued to an employee who does not receive a subsequent written letter or disciplinary notice, within twelve (12) months of the date of the first written notice, then such notice will not be used as evidence in an arbitration hearing in support of a disciplinary event occurring at a later date.

If an employee receives an additional disciplinary warning, at any point in time, commencing with date of the first written warning, an additional twelve (12) months, commencing with date of the most recent disciplinary incident, must lapse with no disciplinary event, before the previous notices become unavailable as evidence in future arbitration hearings.

ARTICLE XV

MILITARY LEAVE

Section 1. Leave of Absence.

The rights of employees of the Company who enter military service during the term of this Agreement will be governed in all respects by the Military Selective Service Act including amendments.

Section 2.

An employee, upon return to work from Military Leave, will be allowed to claim any assignment that became vacant during his term of Military Leave to which his area seniority would have entitled him had he not been on Military Leave.

ARTICLE XVI

BULLETIN BOARDS

The Company shall maintain a bulletin board to be placed on the property where it may be seen by employees entering and leaving their place of employment.

Such bulletin board may be used by the Workers Committee of the Union for any matters pertaining to its membership provided the material posted shall contain nothing of a political or controversial nature nor reflect upon the Company or any of its employees or products.

Any notices other than notices of Union meetings, results of elections, sample ballots of Union elections, social events shall be approved in writing by General Manager or his representative before posting.

This bulletin board will be locked with keys, released to the Chairman of the Workers Committee, the Chief Steward, and the Chairman of El Dorado Chemical Company Group of Local 13-434 of the Union and to the Company.

ARTICLE XVII

SAFETY & HEALTH

Section 1.

The Company shall institute and maintain all reasonable precautions for safeguarding the health and safety of its employees, and all employees are expected to cooperate in the implementation thereof. Both the Company and the Workers Committee recognize their mutual interest to assist in the prevention, correction, and elimination of all unhealthy and unsafe working conditions and practices.

Section 2.

No employee shall be required to perform services that seriously endanger his physical safety, and his refusal to do such work shall not warrant or justify discharge. In all such cases, an immediate conference between the Company and Union shall be held to settle the issue in question.

Section 3.

The Company recognizes the Workers Committee to be a Union Health and Safety Committee that will discharge this responsibility at a scheduled session as held under Article XVIII. Discussion of Safety and Health topics will be included in minutes issued from that session. The Health and Safety Committee will have the responsibility of making constructive recommendations for changes to eliminate unhealthy and unsafe conditions and practices. Recommendations of the Health and Safety Committee will not be subject to the Grievance Procedure under Article IV.

Section 4.

The Company will provide and maintain adequate health and safety equipment, monitoring devices, and personnel protective equipment. Additionally, the Company will provide employee training to ensure that employees are knowledgeable in use and maintenance of health and safety equipment and personnel protective equipment.

Section 5.

The Company will provide appropriate routine medical examinations at its discretion. A report of the medical findings will be made to the affected employee.

Section 6.

Inspection of all equipment throughout the plant or place of employment shall be continued by the General Manager or other persons designated by the Company from time to time. An inspection of any equipment may be secured upon the recommendation of the Workers Committee or the workmen employed on such equipment. The Union Workers Committee may make written suggestions to the General Manager or his representatives as to the elimination of hazards in order to prevent accidents.

Section 7.

A Safety and Housekeeping Inspection Team will be maintained for purposes of making periodic inspections of the plant premises and recommendations to improve Safety and Housekeeping. This team will consist of not more than two (2) members of this Workers Committee, or two (2) other members of the bargaining unit, and other persons outside the bargaining unit as designated by the Company. Those members of the bargaining unit who serve on the team will be excused from work, with pay, on the day of the inspection, and the vacancy created will be filled in accordance with Article XI, Section 8.

Section 8.

Two (2) “at-large” employees will be selected by the Company to participate in the Manufacturing Department Safety Planning Committee. The term of service will normally be one (1) year for these employees. The Company will maintain a list of those employees agreeing to serve.

Section 9.

One (1) “at-large” employee from the area in which the accident occurred, selected by the Company, will be asked to serve on formal Accident Investigation Teams as formed. The Company will maintain a list of those employees agreeing to serve.

Section 10.

The Company may, at its discretion, maintain a plant Emergency Squad for preserving the well-being of both employees and the physical facilities within the plant. The Company may assign employees to the Emergency Squad by classification and classification qualification.

The Emergency Squad shall be trained in first aid, personal rescue, fire fighting and other emergency training under the overall direction of the plant Safety Supervisor. Other selected personnel will be expected to attend training sessions to complement the makeup of the Emergency Squad, emergency equipment, and substitute as Emergency Squad Leader.

The Emergency Squad will be called in the event of an emergency, consistent with the Plant Emergency Plan, and shall be considered the primary crew to perform the duties and direct the operation during the emergency. However, should the need arise, other available employees, including salaried employees, may assist the Emergency Squad. If a need arises during an emergency, the Emergency Squad Leader may, at his discretion, call out additional Emergency Squad members.

The Company will maintain relationships with local emergency service groups so that, if available and if required, these groups may assist the Plant Emergency Squad.

ARTICLE XVIII

WORKERS COMMITTEE CONFERENCES

Workers Committee, composed of five (5) members from the employee work force, and management representatives, shall hold regular meetings on a bi-monthly basis. It shall be the responsibility of both parties to submit a written agenda of each subject it wishes to discuss no less than forty-eight (48) hours before the day of any such meeting. In the event the aforementioned day occurs on a holiday, the day preceding the holiday shall be the day of the meeting. This date may be changed by mutual agreement.

The members of the Workers Committee, when scheduled to work the night shift on the day after any such regular meeting, will be excused from work on that night shift with pay.

ARTICLE XIX

SEVERANCE PAY

Any employee covered by the terms of this Agreement whose services are terminated through no fault of his own shall be granted severance pay after one (1) year of continuous service of one (1) week’s pay, equivalent to forty (40) hours’ straight-time pay at his regular rate; after two (2) years’ service, two (2) weeks’ pay equivalent to eighty (80) hours straight-time pay at his regular hourly rate.

If the services of an employee who has been continuously employed by the Company for one (1) year or longer is terminated through no fault of his own, and he has not been notified by the Company (by notice given at least two (2) weeks prior to the date upon which his services are terminated) that his services will be terminated on that date, he shall be paid, in addition to the amount to which he is entitled under the provisions of the first paragraph of this Article, two (2) weeks’ pay equivalent to eighty (80) hours straight-time pay at his regular hourly rate.

ARTICLE XX

CONTRACT WORK

It is agreed that any work or operation as covered by this Agreement will not be contracted out if the Company has men and equipment available for such work.

ARTICLE XXI

DISCRIMINATION

There shall be no discrimination by the Company against any employee on account of his membership in this labor union or on account of any activity undertaken in good faith in his capacity as a representative of other employees. The Union shall not discriminate against any employee who is not a member of the Union.

Where the male gender is used in this contract, it is intended to refer to both male and female. It is a continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religion, sex, physical disability, national origin, or age.

ARTICLE XXII

LEAVE OF ABSENCE

Section 1. Personal Business.

If an employee desires to be off on personal business (not emergencies), he may do so with written consent of the Company, signed by the General Manager or his representative, so long as he does not desire to be off work over two (2) work weeks and provided that he gives the Company forty-eight (48) hours’ notice of his desire to be absent and the length of time he desires to be off. Upon completion of such leave, he will resume employment on the basis of uninterrupted service. The provisions of this Section 1 shall not be extended to more than two (2) employees in each area at any one time.

Section 2. Union Business.

(a) The Company shall grant a leave of absence, without pay, extending not longer than thirty (30) days to employees in order to engage in any work pertaining to the business of the Union, local or otherwise, upon sufficient notice so that the employee’s absence will not cause overtime employment. Upon completion of such leave that employee will resume employment with previous seniority retained. This privilege will not be extended to more than four (4) employees at any one time. This privilege will not be extended to any one (1) employee for more than an aggregate of sixty (60) days in any one (1) calendar year. This does not apply to negotiations.

(b) Notwithstanding the provisions of the foregoing subdivision (a), the Company agrees that upon written request of the President of the Union (addressed to El Dorado Chemical Company, P. O. Box 231, El Dorado, Arkansas, Attention: General Manager) one (1) employee will be given a leave of absence not to exceed one (1) year, without pay, to work as an employee of the Union, or any of its affiliates, with the provision, however, that such leave of absence shall, upon the written request of the President of the Union (addressed in like manner) be extended for a period of time not to exceed one (1) additional year.

It is provided; however, that not more than one (1) employee at a time may be on leave of the character mentioned in the paragraph immediately preceding.

No employee shall be granted a leave of absence pursuant to this subsection who has not, immediately preceding the date upon which such leave of absence is to begin, worked for a period of one (1) year continuously.

Upon completion of the leave of absence mentioned within this subsection, or upon completion of the extended term of such leave of absence, if the term thereof is extended pursuant to this subsection, the employee involved will resume employment with previous seniority retained, provided such employee reports to the Company for work within one (1) day following the expiration of said leave of absence or within one (1) day following the extended term of such leave of absence if the term thereof is extended pursuant to this subsection.

An employee who fails to report for work within one (1) day following the end of such leave of absence shall thereby forfeit all of his seniority and hishis/her services with the Company shall be terminated; provided, however, if the employee involved is (on the date which he would otherwise be required to report to work) totally disabled to work, he shall, on or before that date, deliver to the Company a statement in writing from a licensed physician stating that he is so disabled, in which event the period within which he shall be permitted to return to work shall be extended thirty (30) days.

Company shall have the right to require such employee to be examined by a physician of its choice before extending such leave.

Section 3. Sickness or Accident.

If an employee who has established seniority is out of service due to occupational injury or occupational disease suffered or contracted while he is in the employ of the Company, he shall retain his seniority accrued at the date of his disability and continue to accrue seniority for a period of twenty-four (24) months or length of previously accrued seniority, whichever is less, during the period of his disability as a result thereof, notwithstanding any provisions of Article XI. If an employee who has established seniority is out of service due to nonoccupational injury or disease suffered while he was in the employ of the Company, he shall retain his accrued seniority for a period of twenty-four (24) months and will accrue seniority in the department in which he was last regularly employed for a period of one (1) year.

Employees will be eligible to continue insurance benefits with the company while on short term and long term disability if they so desire. The employee must continue to pay that part of the insurance premiums for coverage to continue.

Employees will accrue vacation time for the twenty-four month period of time.

Under either of the above conditions, if an employee should accept an equal or better assignment elsewhere, his seniority shall be canceled.

When an employee is out of work for the reasons set forth in this section, FMLA and relevant insurance coverage will be applied for the initial 12 weeks of the leave. After the initial 12 weeks, the employee will be entitled to continue health insurance coverage and at costs pursuant to his COBRA rights which will begin upon completion of the initial FMLA coverage.

ARTICLE XXIII

JURY DUTY

An employee who is called for jury duty shall be paid by the Company for each day of jury duty service. However, the employee will be paid only for those days of service when he/she otherwise was scheduled to work his/her regular shift at the plant. The employee must provide a certificate evidencing his jury service to the HR Manager in order to be eligible for payment.

ARTICLE XXIV

WAGE RATES AND CLASSIFICATIONS

Each employee who works during the period beginning 12:01 a.m., August 1, 2010, and ending 12:00 midnight, July 31, 2013, in one of the classifications shown on Exhibit “B” attached hereto, shall be paid for his work in that classification in accordance with the applicable wage rate, shift differential, and clothing allowance in accordance with Exhibit “B”.

Notwithstanding any other provision of this Agreement to the contrary, the question of wages to be paid shall not be construed to include any allowance which results in an increase in the compensation of an employee or of employees.

ARTICLE XXV

VALIDITY

If any court shall hold any part of this Agreement invalid, such decision shall not invalidate the entire Agreement.

ARTICLE XXVI

NOTICES

Any notice required to be given an employee under Article V, Section 3, or under Article XIX, may be given by posting a notice on the bulletin board of the Union, with a copy of said notice to the Chairman of the Workers Committee. If any employee named in such notice is on vacation or on leave of absence, a copy of said notice will be mailed in a sealed envelope, registered, and addressed to him at his address as shown on the records of the Company. Each employee named in any such notice shall be deemed to have received the notice at the time said notice is posted on the bulletin board or mailed to him at his home address.

Any notice to the Company provided herein may be given by depositing same in the U.S. Mail in a sealed envelope, registered, postage prepaid, and addressed to El Dorado Chemical Company, P. O. Box 231, El Dorado, Arkansas 71731, Attention: General Manager.

Any notice to be given to the Union may be given by depositing the same in the U.S. Mail in a sealed envelope, registered, postage prepaid, and addressed to the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION LOCAL 13-434, El Dorado, Arkansas 71731, with a copy of the notice to the Secretary, Local 13-434, of the Union, El Dorado, Arkansas 71731.

ARTICLE XXVII

FUNERAL LEAVE

Any employee in the bargaining unit shall be allowed to be absent from work to arrange for or to attend the funeral or any of the relatives of the employee hereinafter mentioned for the time hereinafter stated:

(a) If the deceased relative was the husband, wife, child, father, mother, brother, sister, grandfather, grandmother, or grandchild of the employee, the employee shall be permitted to be absent from work for a period not to exceed two (2) days. One of these days shall be the day of the funeral. If either or both of these days are scheduled working days, he shall be allowed pay for day(s) off during his regular working schedule.

(b) If the deceased relative was the father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, or daughter-in-law, grandmother-in-law or grandfather-in-law of the employee, the employee shall be permitted to be absent from work with pay for the purpose stated for one (1) scheduled working day if the funeral is held on a scheduled working day. Brother-in-law and sister-in-law will be interpreted as (i) the spouse of an employee’s brother or sister; (ii) the brother or sister of an employee’s spouse; or (iii) the spouse of an employee’s spouse’s brother or sister.

(c) If, to attend the funeral for a deceased relative, the employee travels to a point more than 100 miles from El Dorado, Arkansas, he shall be allowed such leave for an additional day with pay.

The pay for each day’s leave which the employee receives under the provisions of this Article shall be a sum equal to straight-time for his regular schedule of work on the day involved. There shall be no duplication of payment under provisions of this Article for any other employee benefits such as: vacation pay, holiday pay, or sickness benefits payments.

ARTICLE XXVIII

MEDICAL INSURANCE BENEFITS

Group Insurance and Pension.

The Company and employees will share the entire cost of group insurance benefits for employees and employee dependents on the following basis, in the following employee enrollment categories, payable bi- weekly:

a.	Employee
b.	Employee and Children
c.	Employee and Spouse
d.	Family

Medical claims utilization and fixed costs will determine the cost share assigned to each enrolled employee by enrollment category.

The employee cost share of 25%, per pay period, will be based on the total claims utilization and fixed costs, during the period commencing November 1 through October 31 of the previous calendar year. The premiums and applicable employee shares will be recalculated each January 1 during the term of the Agreement and applied for that year.

The specific cost share amounts, per pay period, to be effective January 1, 2014, will be constant throughout that year.

The caps on the employee contribution rate will remain during the term of the Agreement. The 2013 caps will not increase in calendar years 1, 2 and 3 of the Agreement. The cap will increase by 5% in calendar year 4 and by 10% over the year 4 cap in year 5 in each category of coverage.

(See chart for dollar amounts)

If the total claims percentage cost share, per pay period, exceeds the capped rates shown below, the capped rates will apply.

	2014	2015	2016	2017	2018
MEDICAL
Capped Rates:
Employee	$81.41	$81.41	$81.41	$85.48	$94.03
Employee & Children	$151.18	$151.18	$151.18	$158.74	$174.61
Employee & Spouse	$250.02	$250.02	$250.02	$262.52	$288.77
Family	$319.79	$319.79	$319.79	$335.78	$369.36
DENTAL
Employee	$22.86	$22.86	$22.86	$24.00	$26.40
Employee Family	$59.34	$59.34	$59.34	$62.31	$68.54

Employees should refer to Summary Plan Descriptions for details of EDC Health Plan co-payments, deductibles, co-insurance coverage and periodic amendments as may be made from to time to time.

Benefits provided are subject to the insurance carrier’s conditions, limits and/or applicable policies.

The Company will pay the cost of employee short-term and long-term disability insurance which it provides and as may be amended from time-to-time as well as basic life insurance (twice an employee’s annual income). Per insurance company guidelines and requirements, the life insurance benefit scales back at identified age levels of the covered individual.

Dental insurance coverage will be made available as an option. The employee may elect to purchase the insurance by paying the premium each month, or by increasing the deductible amounts of the current group medical plan.

The Savings Incentive Plan shall be continued and applied to the bargaining unit as long as it may be maintained by the Company during the term of this Agreement. Other than the current $400/year Company match component, the Plan is subject to modifications as may be made by the Company from time to time.

The Company retains the discretion and ability to modify the medical insurance plan in order to comply with the Affordable Care Act (“ACA”). Any changes in this regard will be limited to reasonable steps minimally necessary to comply with the ACA.

In the event of a significant, substantive change in the terms or components of the medical insurance plan, the Company will notify the Union and explain the change(s) and rationale before the effective date.

ARTICLE XXIX

NO LOCKOUT — NO STRIKE

The Company agrees that there shall be no lockout and the Union agrees there shall be no strike, sympathy strike, or interruption of production during the term of this Agreement.

EXHIBIT “A”

OPERATING DEPARTMENT

PROGRESSION CHART

AREA II	AREA III	AREA IV

“A” Operator	“A” Operator	“A” Analyst

“B” Operator	“B” Operator	“B” Analyst

“C” Operator	“C” Operator	“C” Analyst

*“D” Operator	“D” Operator	“D” Analyst

*	(First 180 Days)

EXHIBIT “B”

WAGE RATES AND CLASSIFICATIONS

	8/1/2013	8/1/2014	8/1/2015	8/1/2016	8/1/2017
“A” Operator/“A” Analyst	$24.88	$25.32	$25.95	$26.79	$27.86
“B” Operator/“B” Analyst	$23.38	$23.79	$24.38	$25.18	$26.18
“C” Operator/“C” Analyst	$22.35	$22.74	$23.31	$24.07	$25.03
*“D” Operator/“D” Analyst	$20.00	$20.35	$20.86	$21.54	$22.40

*	(First 180 Days)

Rates for Boiler House Board Operator and certain A Lab Analysts:

Supplemental pay is $2.50/hour when an Operator is functioning in that capacity.

After an employee is fully qualified and been certified as a Board Operator, he will receive supplemental pay of $2.50/hour for all hours worked as long as he remains certified and remains in the three-job rotation as a Board Operator.

The premium does not apply to Board Operators in training who have not been certified as required and who are functioning with a certified Board Operator as a resource on his shift.

Management shall have the right to use casual labor for periods of employment not to exceed ninety (90) days per year for a given individual.

SHIFT DIFFERENTIAL

In addition to the foregoing hourly rates, there shall be paid a shift differential of forty cents ($.40) for each hour worked.

Shift differential will be paid to operating personnel assigned to rotating shifts.

CLOTHING ALLOWANCE

In addition to the foregoing hourly wage rates, there shall be paid a clothing allowance of sixteen cents ($.16) per hour for each hour worked by an employee during the term of this Agreement. An alternate choice to the employee is to use the contractor service to supply them with uniforms. For those who use the uniform service will be assured of the current level of shirts, pants, jackets and winter work jacket at the $0.16/hour cost to employees with no cost to repair or cost increase for the term of Agreement unless the employee terminates use of uniforms and returns damaged goods.

EMERGENCY SQUAD PREMIUM

In addition to the foregoing rates, there shall be paid a rate of ten cents ($.10) per hour for each hour worked to employees working classifications designated for inclusion on the Plant Emergency Squad.

ARTICLE XXX

THREE JOB CONSOLIDATION POLICY

The Company will accomplish consolidation of jobs in each operating department whereby each employee will be trained through the training program announced by the Company.

As soon as an employee has demonstrated the technical knowledge and qualifications to properly perform all duties of each job within an assigned area (II), (III), then such employee will be promoted to the classification of “A” Operator at the appropriate increase in pay.

(a) The length of training will be determined by the individual’s ability to learn and perform the skills required by consolidation. To become qualified and entitled to “A” Operator pay and classification, an employee must have the skills and knowledge to perform any job duty within his/her work area.

(b) Areas and shifts will not be changed as a result of consolidation.

(c) Company shall have the right to determine the frequency of rotation, (not more often than weekly) in order to accomplish job consolidation. Such rotation shall normally be on a regular basis with exceptions made only because of justifiable business needs such as unplanned personnel absence, Acts of God, and production equipment failure.

The objective is to provide the site with the highest level of excellence in leadership, safety, environmental, quality, efficiency & production. This will be achieved with the expectation that all individuals continue to grow to the next level of excellence through teamwork and continuous learning. Operator Excellence & Maintenance Work Process are the tools to help drive the site forward.

Teamwork: a cooperative effort by the members of a group or team to achieve a common goal.

Each member will have three jobs, demonstrate their ability to fully function on these three jobs at the required level of competence. Passing the testing procedures explained in this letter will be the minimum requirement for being qualified.

Each job will require a minimum of 12 qualified assigned employees.

EVERYONE will be required to re-qualify on the job qualifications required for job assignment. Re-qualifying will require retesting. The retesting will consist of one or more individuals going over the expectations and responsibilities of the job with the individual that is testing. The expectations will be to understand leadership, safety, environmental, operator excellence, maintenance work process, functions/purpose of each piece of equipment, process theory, required process samples, process control and how to work with the support teams in a productive manner. The retesting will consist of three main parts with the grading being either “acceptable” or “need more training”. 1) Oral exam of the above expectations. 2) Field exam. 3) Hands on demonstration. If an operator needs more training in an area, a written test will be required.

Testing for the first time will be handled in the same way as above except the individual(s) will use the guidelines & training procedures (Specifically A-010). The P&ID drawing will be used in all cases for training.

There will be a lead technician selected in each area to “oversee” the testing & retesting. This individual must possess the understanding of the processes and the direction of the site. At times the retesting may require more than one individual such as manager, E & I and/or maintenance technician to assist.

To possess a control board operator position the individual must be qualified on all outside process jobs. The individual will work each qualification for a minimum of 90 days as stated in the training requirement procedure A-010. These individuals must have a basic understanding of the loading jobs & mixed acid in the acid area. The Boiler House qualification will not be required to gain the prill control room qualification.

The boiler house operator will not be required to know all outside jobs to gain the Boiler House qualification.

When a vacancy is open for area realignment this means that a one three-job assignment is vacant. When accepting area realignment to the vacancy the successful realigned individual will take on the one three-job assignment that was vacant giving up their one three-job assignment.

When a vacancy is open for bidding, this means that one three-job assignment is vacant. When accepting a bid to the vacancy the successful bidder individual will take on the one three-job assignment that was vacant giving up their one three-job assignment.

Overtime will be filled by lowest overtime hours of the eligible person with the qualification in which the overtime is available for. If the overtime cannot be filled by these means, then a person that has the qualifications from the past job consolidation policy will be required to fill the vacancy. This will be done by lowest overtime hours as well.

The Company has the right to modify/align technicians to job rotation to meet the needs of the facility as directed by Management.

New Hire will go into vacant job rotation, not necessarily into a loading job.

Job Progression for the 3 Job Rotation is as follows:

D Operator	New Hire
C Operator	12 months employment or two job qualifications
B Operator	24 months employment
A Operator	Three job qualifications required for job assignment & a minimum of 180 days employment

For new hires at the Prill Plant, you can’t qualify for both loading jobs and one melt job and get “A” pay unless the control room is in your job assigned job rotation.

Two week rotation per job.

It is the expectation of the Union and the Company that every employee will actively train for jobs within their job assignment and when possible jobs not in job assignment. Operators in training will be subject to evaluations every 45 days by their team leader. If progress is not being made by an employee to train and learn job qualifications required for their job assignment then disciplinary action will be as follows:

1. Written warning.

2. 24 hrs off without pay.

3. Suspension up to termination.

An employee in a 3-job rotation who has qualified for a fourth position but despite training and his best efforts to succeed (which will be required) is unable to meet job requirements of the Board operator position will not be discharged but will be reassigned to a 3-job rotation which excludes the Board position. The Union will be part of the assessment and assignment process in a manner to be determined by mutual agreement.

EXTRA CREW

During their negotiations, the parties discussed the Company’s objective of facilitating its commitment to job consolidation training, recognizing the need for extra personnel who could be used for purposes of relief, training, or replacement of employees who are absent or for overtime assignment.

The parties have agreed that the Company shall have the right to utilize certain lowest seniority individuals who will be designated as “Extra Crew” and assigned as the Company may elect. Such “Extra Crew” personnel will not be assigned to a shift or area until there is a vacancy after the completion of the realignment and bidding procedures, even though the employee has completed 180 days of service.

Such “Extra Crew” members will be drawn from the lowest senior employees in the plant or from “new hires.” No regular assignment will be deleted to provide employees for this “Extra Crew.”

EL DORADO CHEMICAL COMPANY

IN WITNESS WHEREOF, this instrument is executed on the 23 day of, July, 2010 to be effective as of 12:01 a.m. on the 1st day August, 2010.

EL DORADO CHEMICAL COMPANY

BY:	/s/ Greg Withrow
Greg Withrow General Manager

APPROVED:

BY:	/s/ Adam Belt
Adam Belt

BY:	/s/ Ken Perdue
Ken Perdue

BY:	/s/ Johnny Wilson
Johnny Wilson

BY:	/s/ Dean Williamson
Dean Williamson

BY:	/s/ Louie Haltom
Louie Haltom

United Steel Workers of America International Union Local 13-434

Leo W. Gerard
International President

Stan Johnson
International Secretary-Treasurer

Thomas Conway
International VP Administration

Fredrick D. Redmond
International VP Human Affairs

J.M. Breaux Director, District 13

/s/ Joe Wilson
Joe Wilson
USW Staff Representative